                                                                    Exhibit 99.H

                                                             Page 12 of 12 Pages

                                    EXHIBIT H
                            FUEL CELL COMPANIES, INC.

April 5, 2001

Shlomo Lazar
Chief Executive Officer
Lazar & Company I.G., LLC
505 Park Avenue, 2nd Floor
New York, NY 10022

Dear Mr. Lazar:

We refer to the two letters between us each dated February 26, 2001, each relating to fees and compensation to be paid to you in connection with our proposed transaction with TechSys, Inc. and, potentially, with other transactions.

Based on the conversations we have had over the last few days, we now understand that both letters are rescinded in full and are not effective.

As to compensation to be paid to you with respect to the consummation of our proposed transaction with TechSys, Inc., we have determined that your compensation to be issued to you at the Effective Time (the "Effective Time") as defined in the Merger Agreement, dated April 5, 2001 between us and a subsidiary of TechSys, Inc. (the "Merger Agreement") when the transaction is consummated is 819,000 common shares of TechSys, Inc. or any applicable successor entity of TechSys, Inc., or such other amount which represents 2.5% of the outstanding shares of Fuel Cell Companies, Inc. ("FCCI") immediately prior to the Effective Time and the application of the exchange ratio in the Merger Agreement.

FCCI agrees to indemnify and hold harmless Lazar & Company, I.G., LLC ("Lazar LLC") from and against all losses, claims, damages, expenses or liabilities which Lazar LLC may incur based upon information, representations, reports, or data Lazar LLC furnished FCCI, to the extent that such material is furnished, prepared, approved and/or otherwise utilized by FCCI.

Please confirm below that our understanding of the termination of the referenced letters and our determination of your compensation in the TechSys, Inc. transaction are correct.

                                                    Very truly yours,

                                                    FUEL CELL COMPANIES, INC.


                                                    By: /s/Richard Janowski
                                                        -------------------

We hereby confirm your understanding, as set forth above is correct:
The two letter agreements between us to which you have referred are rescinded and are not effective; our compensation in the TechSys, Inc. matter is as you have determined above.

LAZAR & COMPANY I.G., LLC


By: /s/Shlomo Lazar
    ---------------

                                       12